Exhibit 99.1

SCP & CO Healthcare Acquisition Company, a SPAC focused on acquiring a digital health business, announces pricing of upsized $200 Million initial public offering

Tampa, FL. January 21, 2021. SCP & CO Healthcare Acquisition Company (the “Company”), announced today the pricing of its upsized initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to begin trading on the Nasdaq Capital Market (“Nasdaq”) on January 22, 2021 under the symbol “SHACU”. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “SHAC” and “SHACW”, respectively.

SCP & CO Healthcare Acquisition Company is a blank check company organized under the laws of Delaware. While the Company may pursue an initial business combination in any industry, sector or geographical location, it intends to initially focus its search on identifying a prospective target business in the healthcare technology or healthcare-related industries in the United States and other developed countries. The Company is led by Scott N. Feuer, its Chief Executive Officer; Bryan L. Crino, its President; and Joseph M. Passero, its Chief Financial Officer. The Company’s Board of Directors consists of Messrs. Feuer and Crino, and also Alan Gold, Tim Main, Randy Parker, and R. David Kretschmer.

Barclays Capital Inc. and Piper Sandler & Co. are acting as joint bookrunning managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847, and/or Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

SCP & CO

(813) 318-9600

www.scpandco.com

Media Contact:

Michelle Damico Communications

michelle@michelledamico.com

Office: (312) 423-6627